PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-95807
(To Prospectus dated October 25, 2004)          Filed Pursuant to Rule 424(b)(3)




                               [graphic omitted]




                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Telecom HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                        Primary
                                                                           Share        Trading
                      Name of Company(1)                    Ticker        Amounts        Market
     ----------------------------------------------------   -------       --------      ---------
     ALLTEL Corp.                                             AT             2            NYSE
     AT&T Corp.                                               T              5            NYSE
     BCE Inc.                                                BCE             5            NYSE
     BellSouth Corp.                                         BLS             15           NYSE
     CenturyTel, Inc.                                        CTL             1            NYSE
     Cincinnati Bell Incorporated                            CBB             2            NYSE
     Level 3 Communications, Inc.                            LVLT            3           NASDAQ
     Qwest Communications International Inc.                  Q           12.91728        NYSE
     SBC Communications Inc.                                 SBC             27           NYSE
     Sprint Nextel Corporation(1)                             S         16.60501308       NYSE
     Telephone and Data Systems, Inc.                        TDS             1            AMEX
     Telephone and Data Systems, Inc. - Special             TDS.S            1            AMEX
     Common Shares(1)
     Verizon Communications                                   VZ           21.76          NYSE

     ----------------
     (1) Sprint Corporation (NYSE: "FON"), an underlying constituent of the Telecom HOLDRS Trust, changed its name to Sprint Nextel Corporation (NYSE: "S") on August 12, 2005. As a result of the merger of Nextel Communication (NASDAQ: "NXTL") and Sprint Nextel Corporation, two of the constituents of the Wireless HOLDRS Trust, Nextel Communication will no longer be an underlying security of the Telecom HOLDRS Trust. For the 6 shares of Nextel Communication per 100 shares round lot of Telecom HOLDRS, The Bank of New York received 7.60501308 shares of Sprint Nextel Corporation and $5.0777518 in cash. The Bank of New York distributed the cash at a rate of $0.050777 per depositary share of Telecom HOLDRS on August 25, 2005. Furthermore, effective August 18, 2005, 16.60501308 shares of Sprint Nextel Corporation will be required for creations or cancellations of per 100 share round lot of Telecom HOLDRS.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

         The date of this prospectus supplement is September 30, 2005.